SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): July 30, 2003

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	0-31983	98-0229227
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

P.O. Box 30464 SMB
5th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman, Cayman Islands
(Address of principal executive offices)

Registrant’s telephone number, including area code: (345) 946-5203

(Former name or former address, if changed since last report)
Not Applicable

      Item 7. Financial Statements and Exhibits

    (a)        Not applicable

    (b)        Not applicable

    (c)        Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description
99	Press Release dated July 30, 2003

      Item 12. Results of Operations and Financial Condition

        On July 30, 2003, Garmin Ltd. issued a press release announcing its financial results for the fiscal second quarter ended June 28, 2003. A copy of this press release is attached as Exhibit 99.

        The information in this report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 as amended, or otherwise subject to the liabilities of that Section.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMIN LTD.
Date: July 24, 2003	/s/ Andrew R. Etkind ---------------------------------------------------- Andrew R. Etkind General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated July 30, 2003

      EXHIBIT 99

Garmin Reports Record Second Quarter 2003 and
Announces Cash Dividend

CAYMAN ISLANDS, July 30, 2003/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue and earnings for its second fiscal quarter ended June 28, 2003. Revenue for the quarter increased 17 percent to $143.5 million from $122.8 million in the year-ago quarter. Net income increased to $47.2 million, or $0.43 diluted earnings per share, compared to $32.1 million or $0.30 diluted earnings per share in the year-ago quarter. Second quarter net income included a $1.3 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. The diluted EPS of $0.43 recorded for the second quarter of 2003 was at the high end of company guidance of $0.40 to $0.43. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.44 compared to $0.36 in the year-ago quarter.

“Demand for our products remains strong, spurred by growth in our automotive and recreational product lines. Consumer awareness of the utility of GPS navigation continues to expand and we have experienced growth in our core markets as a result,” said Dr. Min Kao, CEO of Garmin Ltd. The consumer segment recorded a 22 percent growth in revenues during this quarter and 24 percent year to date, with strength across most of our consumer product lines. The new iQue product, with deliveries starting last week, and the introduction of the StreetPilot 2610 and 2650 products have been received positively in the market.

Consumer revenue for the second quarter totaled $114 million – a 22 percent growth compared to the second quarter of 2002. Aviation revenue totaled $29.2 million – a 0.4 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 513,000 from 389,000 – representing an increase of 32 percent.

Revenue increased across all geographic regions during the second quarter of fiscal 2003 when compared to the year-ago quarter:

— North America revenue was $100.3 million compared to $88.3 million, up 14 percent.
— Europe revenue was $37.0 million compared to $29.5 million, up 25 percent.
— Asia revenue was $6.2 million compared to $5.0 million, up 24 percent.

“We are pleased with our financial performance during the second quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer business has now logged its seventh consecutive quarter of year-over-year revenue growth in excess of twenty percent. Gross margins remained strong at 58.3 percent compared to 55.1 percent in the prior year’s second quarter. We also generated $43 million of free cash flow for the quarter, resulting in a cash and marketable securities balance of $525 million at the end of the June 2003 quarter.”

Revenue for the six-month period ending June 28, 2003 was $267.3 million – up 20 percent from the $223.7 million generated in the year-ago period. Net income increased to $88.7 million or $0.81 diluted earnings per share, compared to $58.9 million or $0.54 diluted earnings per share in the year-ago period. Net income for the six-month period ended June 28, 2003 included a $2.0 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $0.83 compared to $0.61 in the year-ago period.

Consumer revenue for the six-month period totaled $209.6 million – a 24 percent growth compared to the year-ago period. Aviation revenue totaled $57.7 million – a 5 percent increase compared to the same period in fiscal 2002. Total units sold for the period increased to 959,000 from 702,000 – representing an increase of 37 percent.

Revenue increased across all geographic regions during the six months ending June 28, 2003 when compared with the same period in 2002:

— North America revenue was $185.6 million compared to $161.4 million, up 15 percent. — Europe revenue was $70.5 million compared to $53.2 million, up 33 percent. — Asia revenue was $11.2 million compared to $9.1 million, up 23 percent.

Third Quarter and Fiscal 2003 Outlook

The Company estimates that its diluted EPS for the third fiscal quarter of 2003, excluding effects for foreign currency, will be in the range of $0.33 to $0.36 on revenues of $120 million to $125 million.

Diluted EPS estimates for fiscal year 2003, excluding effects of foreign currency, will be in the range of $1.53 to $1.60 on revenues of $525 million to $540 million.

Dividend Declaration

“Due to recent tax law changes and anticipated future cash balances, we are also pleased to report that the Garmin board of directors has approved a $0.50/share annual dividend payable to shareholders of record on December 1, 2003,” announced Dr. Kao. “This dividend will be paid on December 15, 2003.” The payment of future dividends will be at the discretion of the Board of Directors after taking into account various factors including operating results, anticipated needs and plans for acquisition or expansion.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

      When:     Wednesday, July 30, 2003 at 11:00 a.m. Eastern
      Where:     http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
      How:        Simply log on to the web at the address above or call to listen in at
                       888-757-3036.
      Contact:  investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 1639874. An archive of the live webcast will be available until August 30, 2003 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 28, 2002 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and StreetPilot are registered trademarks, and iQue is a trademark, of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 28,	December 28,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$266,479	$216,768
Marketable securities	75,016	113,336
Accounts receivable, net	60,720	58,278
Inventories	66,846	57,507
Deferred income taxes	15,150	14,847
Prepaid expenses and other current assets	4,765	4,490

Total current assets	488,976	465,226
Property and equipment, net	78,013	74,440
Restricted cash	1,599	1,598
Marketable securities	183,318	132,372
Other assets, net	21,696	24,479

Total assets	$773,602	$698,115

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$27,873	$32,446
Other accrued expenses	$22,871	22,879
Income taxes payable	$23,918	18,080
Current portion of long-term debt	0	0

Total current liabilities	74,662	73,405
Long-term debt	0	20,000
Deferred income taxes	1,939	2,211
Stockholders' equity:
Common stock	1,081	1,080
Additional paid-in capital	131,133	129,431
Retained earnings	596,625	507,884
Accumulated other comprehensive loss	(31,838)	(35,896)

Total stockholders' equity	697,001	602,499

Total liabilities and stockholders' equity	$773,602	$698,115

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share information)

	13-Weeks Ended		26-Weeks Ended
	(Unaudited)		(Unaudited)
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Net sales	$143,495	$122,838	$267,283	$223,694
Cost of goods sold	59,838	55,176	108,970	101,540

Gross profit	83,657	67,662	158,313	122,154
Selling, general and
administrative expenses	13,935	11,099	27,529	22,338
Research and development
expense	9,607	7,476	18,403	15,449

	23,542	18,575	45,932	37,787

Operating income	60,115	49,087	112,381	84,367
Other income (A)	(1,057)	(7,501)	(227)	(6,909)

Income before income taxes	59,058	41,586	112,154	77,458
Income tax provision	11,812	9,440	23,413	18,551

Net income	$47,246	$32,146	$88,741	$58,907

Net income per share:
Basic	$0.44	$0.30	$0.82	$0.55
Diluted	$0.43	$0.30	$0.81	$0.54
Weighted average common
shares outstanding:
Basic	107,995	107,788	107,972	107,782
Diluted	109,038	108,215	108,888	108,172

(A) Includes $1.3 million of foreign currency losses in Q2 2003 and $9.0 million of losses in Q2 2002;
includes $2.0 million of foreign currency losses in the 26-week period ended 6/28/03; and $9.7 million of foreign corrency losses in the 26-week period ended 6/29/02.

Source: Garmin Ltd.
-0-

Investor Contact:
Polly Schwerdt, Investor Relations Manager, 913-397-8200, ext. 1394
E-mail: polly.schwerdt@garmin.com

Media Contacts:
Ted Gartner, Senior Media Relations Specialist, 913-397-8200, ext. 1240
E-mail: ted.gartner@garmin.com

Pete Brumbaugh, Senior Media Relations Specialist, 913-397-8200, ext. 1411
E-mail: pete.brumbaugh@garmin.com